Exhibit 10.5
PENN NATIONAL GAMING, INC.

RESTRICTED STOCK AWARD AGREEMENT
Penn National Gaming, Inc. (the “Company”) has granted to you an Award of Restricted Stock (“Award”) pursuant to the Penn National Gaming, Inc. 2022 Long Term Incentive Compensation Plan, as follows:

Grantee:	_____________________________
Date of Grant:	_______________________, 20___
Total Shares of Restricted Stock:	_____________________________
Vesting Schedule - Vesting Dates and Number of Shares of Restricted Stock Vesting:
_____________________________
The Award is subject to a Restricted Period wherein vesting and forfeiture conditions apply to the Award as determined by the Compensation Committee or its delegate from time to time as set forth herein.

Expiration Date:	_____________________________
This Award is subject to the terms and conditions of the Penn National Gaming, Inc. 2022 Long Term Incentive Compensation Plan, as amended from time to time (the “Plan”), which is available upon request, and any rules, and regulations established by the Compensation Committee of the Board of Directors of the Company (the “Committee”) or its delegate. Words used herein with initial capitalized letters that are not defined in this Award are defined in the Plan.
The terms provided herein are applicable to this Award. Different terms may apply to any prior or future awards under the Plan (or a predecessor plan). To the extent that there is a conflict between the terms of this Award and the Plan, the terms of the Plan shall govern.
I.ACCEPTANCE OF AWARD
This Award constitutes an agreement between you and the Company. You have reviewed all of the provisions of the Plan and this Award. By electronically accepting this Award according to the instructions provided by the Company’s designated broker, you agree that this electronic contract contains your electronic signature, which you have executed with the intent to sign this Award, and that this Award is granted under and governed by the terms and conditions of the Plan, this Award, and the applicable provisions (if any) contained in a written employment agreement between the Company or a Subsidiary and you. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee or its delegate on questions relating to the Plan, this Award, and, solely in so far as they relate to this Award, the applicable provisions (if any) contained in a written employment agreement between the Company or a Subsidiary and you.

II.GRANT OF RESTRICTED STOCK
Effective as of the Date of Grant, the Company has granted to you an Award of Restricted Stock. Each share of Restricted Stock is one share of the Company’s Common Stock subject to the Restricted Period and Vesting Schedule set forth above and the vesting and forfeiture conditions described below.
III.VESTING AND FORFEITURE
This Award is subject to forfeiture during the Restricted Period and will vest according to the Vesting Schedule set forth above and this Section III. If your employment or service as an Employee or Director of the Company or Subsidiary, as applicable, terminates for any reason (except as otherwise provided for in the Plan or below), then all of the Restricted Stock that remains subject to forfeiture restrictions at such time shall be cancelled and forfeited. This means that the Restricted Stock will immediately revert to the Company. You will receive no payment for shares of Restricted Stock that are forfeited. The lapse of forfeiture restrictions means that the Common Stock subject to the Award shall vest and, thereafter, be fully transferable by you, subject to compliance with Sections IX and XI of this Award and the terms of the Plan. Until the lapse of such forfeiture restrictions you may not sell, transfer, pledge or otherwise dispose of the shares of Common Stock subject to this Award.
The shares of Restricted Stock will also vest in their entirety as of the occurrence of any of the following events.
A.Death or Disability
If your employment or service as an Employee, Consultant or Director of the Company or a Subsidiary, as applicable, terminates due to your death or Disability before the shares of Restricted Stock have become fully vested in accordance with the Vesting Schedule, the forfeiture restrictions on this Award shall lapse and all unvested shares of Restricted Stock shall vest.
For purposes of this Award, “Disability” means a physical or mental impairment sufficient to make the Grantee who is an Employee eligible for benefits under the Company’s or Subsidiary’s long-term disability plan in which the Grantee is a participant. A Grantee who is a Director or Consultant shall be treated as having a Disability if a physical or mental impairment would have made the Director or Consultant eligible for benefits under the Company’s or Subsidiary’s long-term disability plan had the Director or Consultant been an Employee.
B.Change of Control
If your employment or service as an Employee, Consultant or Director of the Company or a Subsidiary, as applicable, is terminated by the Company without Cause or by you for Good Reason within two (2) years following a Change of Control (or on the date of the Change of Control), the forfeiture restrictions on this Award shall lapse, all unvested shares of Restricted Stock shall vest, and the provisions of Article XIII of the Plan shall apply.
IV.LEAVES OF ABSENCE
For purposes of this Award, your employment or service as an Employee, Consultant, or Director, as applicable, does not terminate when you go on a leave of absence recognized under the Plan. Your employment or service will terminate when the leave of absence ends, however, unless you immediately return to active employment or service in the applicable capacity.

V.PAYMENT FOR SHARES
There is no exercise price or other payment required from you in exchange for this Award.
VI.STOCK CERTIFICATES
The Restricted Stock, or any part thereof, may be represented by certificates or may be notated in the form of uncertificated shares. The rights and obligations of the holder of shares represented by a certificate and the rights and obligations of the holder of uncertificated shares of the same class and series shall be identical. Until vested and issued, shares underlying this Award will be held for you by the Company. At the end of the Restricted Period, the shares of Common Stock will be released to you in the form of a stock certificate or uncertificated shares.
VII.SHAREHOLDER RIGHTS
You may vote your Restricted Stock. If your Restricted Stock vests, you will receive any dividends paid with respect to your Restricted Stock during the Restricted Period. For clarity, you will not receive any dividends on shares of Restricted Stock that do not vest and any dividends relating to shares of Restricted Stock that vests will be retained by the Company and will only be paid if and when the Restricted Stock vests.
VIII.RESTRICTIONS ON RESALE
You may not sell any shares of Common Stock free from the forfeiture restrictions of this Award at a time when applicable laws or Company policies would prohibit a sale. This restriction will apply as long as you are an Employee, Consultant, or Director, as applicable.
IX.TRANSFER OF RESTRICTED STOCK
The Restricted Stock subject to this Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or otherwise encumbered except in accordance with Section 12.8 of the Plan. Any attempt at such disposition shall be void.
X.WITHHOLDING TAXES
No shares of Common Stock will vest and become transferrable unless you have made arrangements, acceptable to the Company, to pay any withholding taxes that may be due. Unless determined otherwise by the Committee, applicable tax withholding obligations not satisfied by you in cash shall be satisfied by returning to the Company from the shares of Common Stock that would otherwise vest a number of such shares with a Fair Market Value equal to such withholding obligation, but in no event exceeding the maximum statutory tax rates of your applicable jurisdiction (or such other rate as would not trigger a negative accounting impact). The Fair Market Value of the shares of Common Stock retained by the Company or surrendered by you shall be determined in accordance with the Plan as of the date the tax obligation arises.
XI.ADJUSTMENTS
As described more fully in Section 11.2 of the Plan, in the event of a stock split, a stock dividend and certain other events or transactions affecting the Common Stock, the number of shares of Restricted Stock underlying this Award may be adjusted.

XII.ELECTRONIC DELIVERY AND DISCLOSURE
The Company may deliver or disclose, as applicable, any documents related to this Award, future awards that may be granted under the Plan, the prospectus related to the Plan, the Company’s annual reports or proxy statements by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents delivered electronically or to retrieve such documents furnished electronically, as applicable, and agree to participate in the Plan through any online or electronic system established and maintained by the Company or another third party designated by the Company.
XIII.NO RIGHT TO CONTINUED SERVICE
This Award does not give you the right to continue in employment or service with the Company or Subsidiary in any capacity. The Company or Subsidiary reserves the right to terminate your employment or service at any time, with or without cause, subject to any employment agreement or other contract. In the event of a conflict between the terms of this Award and an employment agreement, if any, the terms of the employment agreement control.
XIV.APPLICABLE LAW
This Award will be interpreted and enforced under the laws of the Commonwealth of Pennsylvania, without regard to its choice of law provisions.
XV.CODE SECTION 409A COMPLIANCE
To the extent the Committee determines that this Award is subject to Section 409A of the Code and fails to comply with the requirements of such Section, the Committee reserves the right to amend, terminate or replace this Award in order to cause the Award to either not be subject to Section 409A of the Code or comply with the applicable provisions.
XVI.ENTIRE AGREEMENT/AMENDMENT
The text of the Plan is incorporated in this Award by reference.
This Award and the Plan constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded. This Award may be amended in a way that is adverse to you or your beneficiaries only by another written agreement, signed by both parties, otherwise, the rights of the Board or Grantor as set forth in the Plan control as to any modification, alteration or amendment of this Award.

PENN NATIONAL GAMING, INC.

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